                                                                  Exhibit D.1.4
                                                                  RECEIVED
                                                                  APR 12 1999
                                                                  NSP LAW DEPT.

              BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

              Edward A. Garvey                           Chair
              Joel Jacobs                         Commissioner
              Marshall Johnson                    Commissioner
              LeRoy Koppendrayer                  Commissioner
              Gregory Scott                       Commissioner

Northern States Power Company            SERVICE DATE: APR 9 1999
Attn: Dennis C. Fulton
825 Rice Street                          DOCKET NO. G-002/AI-99-46
St. Paul, MN 55117


In the Matter of a Request by Northern States Power Company for a Transfer of Gas Utility Assets to a Newly Incorporated Subsidiary and Related Affiliated Interest Agreements

The above entitled matter has been considered by the Commission and the following disposition made:


                                     APPROVED


The Commission agrees with and adopts the recommendations of the Department of Public Service which are attached and hereby incorporated in the Order.

                                         BY ORDER OF THE COMMISSION

                                         /s/ Burl W. Haar

                                         Burl W. Haar
                                         Executive Secretary

(S E A L)




This document can be made available in alternative formats (i.e., large print or audio tape) by calling (651) 297-4596 (voice), (651) 297-1200 (TTY), or
1-800-627-3529 (TTY relay service).

{SEAL}

MINNESOTA
DEPARTMENT OF
PUBLIC SERVICE

March 1, 1999




Burl W. Haar
Executive Secretary
Minnesota Public Utilities Commission
121 7th Place East, Suite 350
St. Paul, Minnesota 55101-2147

RE:  COMMENTS OF THE MINNESOTA DEPARTMENT OF PUBLIC SERVICE
     Docket No. G002/AI-99-46

Dear Mr. Haar:

Attached are the comments of the Minnesota Department of Public Service (Department) in the following matter:

     Northern States Power Company Petition for Approval of a Transfer of Gas Utility Assets to a Newly Incorporated Subsidiary and Related Affiliated Interest Agreements.

The petition was filed on January 13, 1999 by:

     Mr. Dennis C. Fulton
     Director, Gas Finance and Rates
     Northern States Power Company
     825 Rice Street
     St. Paul, Minnesota 55117

The Department recommends APPROVAL and is available to answer any questions the Commission may have.

Sincerely,

/s/ Nancy Campbell

NANCY CAMPBELL
FINANCIAL ANALYST

/s/ Michelle St. Pierre

MICHELLE ST. PIERRE
FINANCIAL ANALYST

NC/MS/jl
Attachment





Suite 200 TRIANGLE 121 7th Place East TRIANGLE St. Paul, Minnesota 55101-2145 TRIANGLE (651) 296-7107 TRIANGLE (651) 297-1959 fax TRIANGLE (651) 297-3067
TTY
An equal opportunity employer

{SEAL}

MINNESOTA
DEPARTMENT OF
PUBLIC SERVICE

--------------------------------------------------------------------------------

              BEFORE THE MINNESOTA PUBLIC UTILITIES COMMISSION

                              COMMENTS OF THE
                   MINNESOTA DEPARTMENT OF PUBLIC SERVICE

                          DOCKET NO. G002/AI-99-46

--------------------------------------------------------------------------------


SUMMARY OF NORTHERN STATES POWER COMPANY'S PROPOSAL

Pursuant to Minn. Stat. Section 216B.50 (Restrictions on Property Transfers and Mergers), Northern States Power (NSP or the Company) requests approval from the Minnesota Public Utilities Commission (the Commission) of the transfer of gas utility assets and related liabilities previously owned by Black Mountain Gas Company of Arizona ("old BMG") to a newly-formed subsidiary of NSP, which will be named Black Mountain Gas Company ("New BMG")(1). NSP also requests approval of an unexecuted Administrative Services Agreement (ASA) and an unexecuted Tax Sharing Agreement (TSA) between itself and New BMG pursuant to Minn. Stat. Section 216B.48 (Relations with Affiliated Interests).(2) NSP proposes the agreements be effective on May 1, 1999, the proposed date New BMG becomes an operating subsidiary of NSP.

The ASA will account for services including management, supervisory, construction, engineering, accounting, legal and public affairs, financial, regulatory, auditing, general business forecasting, human and information resources, shareholder and investor relations resources, gas supply portfolio analysis(3) and other similar services provided to the other party.(4) Also, included is the provision that interest be assessed to cover carrying costs on overdue payments. Interest on any amounts unpaid by the due date will be calculated at the daily commercial prime loan lending rate. Additionally, NSP

------------------------------
(1) NSP, as a part of this restructuring and completion of its acquisitions of the Old BMG operations, is also seeking approval of the Securities and Exchange Commission under the Public Utility Holding Act of 1935, as amended. SEC approval is contingent upon approval of the transfer of Old BMG's operations into New BMG by the Commission.
(2) NSP also filed the ASA and TSA for approval by the Arizona Corporate Commission.
(3) In its filing, NSP states that it will not provide SCADA or gas dispatch services to New BMG under the ASA and if such services were to be provided in the future, NSP would file an agreement for Commission approval.
(4) Although the ASA provides that the parties may perform various services for each other, NSP anticipates that most services will be provided from NSP to New BMG.

Docket No. G002/AI-99-46
Analyst assigned: Nancy Campbell, Michelle St. Pierre
Page 2


states that the ASA will comply with cost allocation principles adopted by the Commission on March 1, 1995, in Docket No. G,E999/CI-90-1008.

The TSA provides the framework for NSP to file a consolidated federal and state income tax return, including New BMG.


DEPARTMENT ANALYSIS

STATUTORY REQUIREMENTS

Minn. Stat. Section 216B.50 is applicable to this filing. The Company proposes to transfer the assets and liabilities of Old BMG that were merged with NSP(5) to a separate direct subsidiary of NSP the New BMG.

Minn. Stat. Section 216B.50 provides in relevant part:

                 Upon filing of an application for the approval and consent of the commission thereto the commission shall investigate, with or without public hearing, and in case of a public hearing, upon such notice as the commission may require, and if it shall find that the proposed action is CONSISTENT WITH THE PUBLIC INTEREST it shall give its consent and approval by order in writing. (Emphasis added.)

The Commission has stated that "this standard does not require an affirmative finding of public benefit, just a finding that the transaction is compatible with the public interest." Order Approving Merger, page 4, Docket No. G008/PA-90-604. As discussed below, the Minnesota Department of Public Service (Department) agrees that the transfer of Old BMG to a NSP subsidiary is compatible with the public interest.

The new subsidiary falls under the definition of "affiliated interest" in Minn. Stat. Section 216B.48, subd. 1, since, if approved, New BMG will be a wholly-owned subsidiary of NSP. The Department has reviewed the two proposed affiliated interest agreements and finds that the filing by NSP complies with Minnesota Rules part 7825.2200B as required by Minn. Stat. Section 216B.48, by supplying documentation or responses to the following items:

     (1)   a descriptive title of each agreement;
     (2)   a copy of each agreement (see NSP's Attachment 2-A);
     (3) a list and history of outstanding contracts between the utility and its affiliate;

------------------------------
(5) This merger was approved in the Commission's May 7, 1998, Order in G002/PA-98-109. The merger took effect July 16, 1998.

Docket No. G002/AI-99-46
Analyst assigned: Nancy Campbell, Michelle St. Pierre
Page 3



     (4) a descriptive summary of the reasons the agreements are in the public interest; and
     (5)   competitive bidding.

The Company stated that competitive bidding is not applicable in this case since NSP will be the vendor of services to New BMG. Also, since this is the first agreement between NSP and New BMG, the requirement to list outstanding agreements between the petitioner and affiliated interest is not applicable. NSP also provided the information required pursuant to the affiliated interest filing guidelines in Docket No. G,E999/CI-98-651 (see NSP's Appendix 2)

ANALYSIS OF THE ASSET TRANSFER

As noted above, NSP and Old BMG merged into a single company, with NSP as the survivor in the Docket No. G002/PA-98-109. NSP has now determined that it would be more appropriate to have the Old BMG operations conducted through a subsidiary on a long-term basis. As a result, NSP seeks approval to transfer the operations of Old BMG to the newly created NSP subsidiary.(6)

NSP provides the following concerns with the current structure under which the Old BMG operations are conducted directly by NSP.

     - NSP becomes subject to regulation as a public utility by the Arizona Corporation Commission (Arizona Commission), which will result in unnecessary expense to NSP.


     - The current structure imposes an unnecessary level of complexity to the Arizona Commission in regulating the Old BMG operations and will require NSP to present various issues to the Arizona Commission that are irrelevant to Arizona gas ratepayers. For example, NSP would need Arizona Commission approval to issue securities even if the proceeds of the securities are to finance NSP's electric operation in Minnesota.



     - In rate cases for Old BMG's operations in Arizona, NSP would need to segregate the Old BMG assets and financial results from its total NSP Company financial statements. In such rate cases, NSP would also need to create a stand-alone, imputed capital structure for Old BMG in order to determine, among other things, an appropriate return on equity.


------------------------------
(6) New BMG will be a corporation incorporated in the state of Minnesota.

Docket No. G002/AI-99-46
Analyst assigned: Nancy Campbell, Michelle St. Pierre
Page 4



NSP indicates in its filing that the creation of a subsidiary will enhance accurate allocation of costs to the New BMG. By creating a subsidiary, New BMG would be reported in the stand-alone financial statements of New BMG. As discussed below, any services provided would be charged back to the other party pursuant to the ASA.

NSP's Appendix 1 provides proposed accounting entries using amounts as of December 1998 for the transfer of the Old BMG assets and liabilities of NSP to New BMG. NSP states that the pooling of interests approved in the merger will not be affected and NSP will not experience a gain or loss associated with the transfer. NSP also states that New BMG's assets, liabilities and operations are virtually identical to the assets, liabilities and operations of Old BMG had it continued in existence as a subsidiary of NSP and had not been merged with NSP. The Department reviewed the proposed accounting and believes that it is appropriate.


The Department believes that the NSP transfer is consistent with the public interest since it will also maintain a separation of BMG's operations for financial statement and cost of capital purposes and enhance accurate allocation of costs to New BMG as discussed below. It will also provide a better separation of Minnesota verses Arizona regulatory jurisdictions.


ANALYSIS OF THE AGREEMENTS

Currently, NSP provides various corporate and other services to its retail gas operations in Arizona and makes an internal allocation of costs to the Arizona gas operation, just as NSP provides an internal allocation to its retail gas operations in North Dakota. In its filing, NSP claims that accounting and allocating these various segregated and common expenses is a difficult task, which complicates accounting for the costs of the Minnesota jurisdiction. As a result of the proposed transfer to New BMG, the internal NSP cost allocation will be replaced by a charge-back via the ASA.

The ASA, Appendix B, defines the components of actual costs (labor, transportation and employee expenses, materials and supplies, other expenses, and corporate residual) and the ASA, Appendix C, specifies the Company's accounting and charging procedures for each of these cost categories. The accounting and charging procedures set forth that expenses may be charged directly or through special work orders. Special works orders may be issued to record costs for functions which are not assignable solely to either party. As directed in the ASA, the approved special work orders and applicable prorates are to be reviewed and revised as needed, at least annually by NSP. The Department believes that the proposed ASA is reasonable and provides a contractual mechanism whereby NSP and New BMG can provide various services to each other in order to take advantage of efficiencies and economies of scale.

Docket No. G002/AI-99-46
Analyst assigned: Nancy Campbell, Michelle St. Pierre
Page 5



Additionally, the proposed ASA and TSA are substantively similar(7) to previous affiliated interest agreements that were approved by the Commission and complied with the cost allocation principles in Docket No. G, E999/CI-90-1008. These include agreements between NSP and Ultra Power Technologies, Inc. (Docket No. E002/AI-97-1677), Seren Innovations, Inc. (Docket No. E002/AI-97-300), and First Midwest Auto Park, Inc.
(Docket No. E002/AI-94-1041).


Concerning competitive bidding, the Department believes that affiliated transactions where the services or goods acquired are competitively available should require competitive bidding and/or a showing of actual market prices. However, due to the small level of administrative services to be provided, the Department did not request this information. In NSP Gas's most recent rate case, Docket No. G002/GR-97-1606, NSP estimated $5,043 for allocation of costs from NSP to BMG.


The proposed TSA will allow NSP to file a consolidated income tax return which includes New BMG. New BMG will be assessed its income tax liability as if it had filed separately. If New BMG incurs tax losses, NSP shall reimburse New BMG to the extent NSP has received a tax benefit from the consolidated return.

Both the ASA and the TSA appear to satisfy the public interest criterion since the ASA serves to establish procedures which protect NSP (and its ratepayers) from any cross-subsidization. Additionally, the TSA enables the use of consolidated tax filing resulting in the use of tax benefits to reduce the income tax liability of the consolidated tax-filing entity. In this respect, each is reasonable and consistent with the public interest.

SUMMARY

The Department believes that the transfer is consistent with the public interest since it will maintain a separation of BMG's operations for financial statement and cost of capital purposes and will enhance accurate allocation of costs from NSP to New BMG. It will also provide a better separation of regulatory jurisdictions. The Department also believes that the proposed accounting is appropriate. Thus, the Department recommends the Commission approve the transfer of BMG's assets and liabilities to a separate NSP subsidiary.

Additionally, the ASA is consistent with the public interest since it serves as a blue print for allocations between the companies and ensures that ratepayers are not indirectly subsidizing the BMG operations of the Company. Further, NSP has historically maintained similar agreements with its subsidiaries that have been approved by the Commission. Also, the TSA allows NSP to take advantage of the benefits of filing a consolidated tax return while assessing New BMG's tax liability as if the subsidiary had

------------------------------
(7) The Company used the same form but added more detail to Article II, Services Rendered.

Docket No. G002/AI-99-46
Analyst assigned: Nancy Campbell, Michelle St. Pierre
Page 6



filed separately. Therefore, the Department recommends the Commission approve the Administrative Services Agreement and Tax Sharing Agreement as proposed by NSP.


RECOMMENDATION

The Department recommends that the Commission approve:

     - the transfer of BMG's assets and liabilities to a separate NSP subsidiary; and
     - the Administrative Services Agreement and Tax Sharing Agreement as proposed by NSP.


/jl